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                                                                    EXHIBIT 23.6



                  CONSENT OF KPMG LLP, INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders
Flex Products, Inc.


         We consent to the incorporation by reference in the Registration Statement on Form S-8 of JDS Uniphase Corporation to be filed on February 9, 2000, of our report dated November 26, 1997, with respect to the balance sheet of Flex Products, Inc. as of November 2, 1997, and the related statements of operations, stockholders' equity and cash flows of Flex Products, Inc. for the years ended November 2, 1997 and November 3, 1996, which report appears in the October 31, 1998 annual report on Form 10-K of Optical Coating Laboratory, Inc., and in the current report on Form 8-K/A dated November 30, 1999 of JDS Uniphase Corporation.






San Francisco, California
February 7, 2000